EXHIBIT 99.2

Contact Information:
Harry W. Chenoweth	Dean Fletcher
Interim President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS ASSETS IN EXCESS OF $150 MILLION AT DECEMBER 31, 2009

LOS ANGELES, CA — February 09, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, and MBFS Holdings, Inc., which owns a majority interest in Banc of Manhattan Capital, LLC, announced today that strong growth in assets, loans and deposits, along with an expanding net interest margin, contributed to improved financial performance for the period ended December 31, 2009.

FINANCIAL HIGHLIGHTS

(as of, or for the periods ended December 31, 2009, compared to December 31, 2008)

•                  Total assets grew 65% to $152.3 million.

•                  Deposits increased 131% to $110.9 million, with non-interest bearing deposits reaching $29.6 million, or 27% of total deposits.

•                  Total loans outstanding increased 40% to $80.1 million.

•                  Credit quality remained strong with no past due loans, no non-performing loans and no Other Real Estate Owned.

•                  The Allowance for Loan and Lease Losses represented 1.50% of total outstanding loans as of December 31, 2009 compared with 1.70% of total outstanding loans as of December 31, 2008.

•                  Annual net interest margin expanded to 4.00% for 2009 compared to 3.89% for 2008.

•                  Capital ratios exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 34%, Tier 1 Risk-Based Capital Ratio of 32% and Tier 1 Leverage Ratio of 24%.

“2009 represented a year of continued achievements for the Company,” noted Kyle A. Ransford, Chairman of the Company. “While we completed the investment in Banc of Manhattan Capital, LLC, a full service broker/dealer, repaid TARP funds and the associated warrant in full, and attracted talented employees and directors to join the Company, we remained focused on executing our strategic plan. We believe this keen focus will enable Manhattan Bancorp to realize its potential as a top performing financial services company.”

“The investments in the resources and people necessary to build a solid, scalable platform during our first two years of operation are beginning to be reflected in our financial performance and growth,” added Mr. Ransford. “We believe the Company is well positioned to continue the momentum going into the year 2010.”

At December 31, 2009, the Company’s shareholder equity, including minority interest, was $28.4 million. The provision for loan losses during the year was $1,180,000, compared to $706,000 in 2008. The Bank continues to take a very proactive approach in the recognition of any potential losses within the loan portfolio. The resultant loan loss reserve, which represents 1.50% of total loans outstanding, is at a level that reflects the Banks analysis of the risks within the portfolio at December 31, 2009. The Company reported a net loss of $1,074,000 for the quarter ended December 31, 2009 and $5,038,000 for the 2009 fiscal year.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. At October 1, 2009, Manhattan Bancorp, through its wholly owned subsidiary, MBFS Holdings, Inc., acquired a 70% interest in Banc of Manhattan Capital, LLC, a full service mortgage-centric broker/dealer. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(In thousands)	2009	2009	2009	2009	2008

Balance Sheet - At Period End
Cash and due from banks	$1,214	$1,143	$2,148	$15,848	$19,710
Investments and fed funds sold	67,558	33,770	27,114	17,085	12,603
Net loans	78,914	71,963	71,154	60,810	56,467
Other assets	4,629	3,394	3,419	3,478	3,260
Total Assets	$152,315	$110,270	$103,835	$97,221	$92,040

Non-interest-bearing deposits	$29,647	$20,908	$19,767	$15,423	$15,379
Interest-bearing deposits	81,273	47,845	39,884	36,468	32,612
Other borrowings	12,000	11,500	11,500	11,500	9,500
Other liabilities	993	876	785	586	261
Stockholders’ equity, including minority interest	28,402	29,141	31,899	33,244	34,288
Total Liabilities and Shareholders’ Equity	$152,315	$110,270	$103,835	$97,221	$92,040

Income Statement
Interest income (not tax-equivalent)	$1,338	$1,204	$1,109	$951	$909
Interest expense	251	200	179	216	248
Net interest income	1,087	1,004	930	735	661
Provision for loan losses	84	469	454	174	275
Net interest income after provision for loan losses	1,003	535	476	561	386

Non-interest income	936	47	34	17	11
Non-interest expense	3,024	1,856	1,964	1,811	1,498
Net Loss, excluding minority interest	$(1,074)	$(1,274)	$(1,454)	$(1,233)	$(1,101)

Return on average assets	-3.57%	-5.15%	-6.53%	-5.71%	-5.98%
Return on average equity	-14.79%	-16.14%	-17.75%	-14.75%	-21.73%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$(0.27)	$(0.32)	$(0.36)	$(0.31)	$(0.42)
Weighted average shares used	3,988	3,988	3,988	3,988	2,646
Book value per common share at period end	$7.05	$7.31	$7.61	$7.94	$8.21
Ending shares	3,988	3,988	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	1.50%	1.50%	1.51%	1.85%	1.70%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A